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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(C) or Rule 14a-12

                                  LESCO, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: Not Applicable

     (2) Aggregate number of securities to which transaction applies: Not Applicable

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable

     (4) Proposed maximum aggregate value of transaction: Not Applicable

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: Not Applicable

     (2) Form, Schedule or Registration Statement No.: Not Applicable

     (3) Filing Party: Not Applicable

     (4) Date Filed: Not Applicable

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

                                  [LESCO LOGO]

                                  LESCO, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 24, 2000

                                                                  April 20, 2000

TO OUR SHAREHOLDERS:

     The annual meeting of the shareholders of LESCO, Inc., will be held at The Forum Conference and Education Center, at One Cleveland Center, 1375 East 9th Street, in Cleveland, Ohio, on Wednesday, May 24, 2000, at 10:00 a.m., local time, for the following purposes:

          1. To elect ten directors, each to hold office for a one-year term and until his successor is elected and qualified.

          2. To consider a proposal to approve the Company's 2000 Stock Incentive Plan.

          3. To transact all other business that properly comes before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on April 14, 2000 will be entitled to notice of and to vote at the meeting. Shareholders are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          /s/ Patricia W. Pribisko

                                          PATRICIA W. PRIBISKO,
                                          Vice President, General Counsel
                                          and Corporate Secretary

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
ABOUT THE MEETING...........................................      1
ELECTION OF DIRECTORS.......................................      4
BUSINESS EXPERIENCE OF DIRECTORS AND NOMINEES...............      5
APPROVAL OF 2000 STOCK INCENTIVE PLAN.......................      7
EXECUTIVE COMPENSATION......................................     12
REPORT OF THE COMPENSATION AND GOVERNANCE COMMITTEE.........     15
PERFORMANCE COMPARISON......................................     19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................     20
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....     22
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION.............................................     22
INDEPENDENT AUDITORS........................................     22
OTHER MATTERS...............................................     22
EXHIBIT A-LESCO, INC. 2000 STOCK INCENTIVE PLAN.............    A-1
DIRECTIONS TO THE ANNUAL MEETING...................Inside back cover

                                  [LESCO LOGO]

                                  LESCO, INC.
                                20005 LAKE ROAD
                            ROCKY RIVER, OHIO 44116

                                PROXY STATEMENT

                                                                  April 20, 2000

     This proxy statement is furnished in connection with the solicitation of proxies to be used at the annual meeting of shareholders of LESCO, Inc., to be held at The Forum Conference and Education Center, at One Cleveland Center, 1375 East 9th Street, in Cleveland, Ohio, on Wednesday, May 24, 2000, at 10:00 a.m., local time, and at any adjournment thereof.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the Company's annual meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of ten directors and a proposal to approve the Company's 2000 Stock Incentive Plan. In addition, the Company's management will report on the performance of the Company during 1999 and respond to questions from shareholders. We are not aware of any other matter that will be presented for your vote at the meeting.

WHO IS ENTITLED TO VOTE?

     Only shareholders of record at the close of business on the record date, April 14, 2000, are entitled to receive notice of the annual meeting and to vote the common shares that they held on that date at the meeting or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

WHO CAN ATTEND THE MEETING?

     All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.

WHERE AND WHEN IS THE MEETING?

     The meeting will be held at The Forum Conference and Education Center, at One Cleveland Center, 1375 East 9th Street, in downtown Cleveland, Ohio, on Wednesday, May 24, 2000, at 10:00 a.m., local time. A map of the meeting location is on the last page of this proxy statement.

     Parking is available at One Cleveland Center, which has entrances to its parking garage on both St. Clair Ave. and Rockwell Ave. Fees for parking in that garage will be approximately $8.25. If that garage is full, there are other parking facilities within walking distance.

WHAT CONSTITUTES A QUORUM?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 8,506,158 common shares of the Company were outstanding. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

HOW DO I VOTE?

     If you complete and properly sign and date the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a shareholder holding shares registered in your own name and attend the meeting, you may deliver your completed proxy card in person. Shareholders holding shares through a broker or in "street name" who wish to vote at the meeting will need to obtain a proxy card from the institution that holds their shares.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised either by filing with the Secretary of the Company a notice of revocation or a duly executed proxy bearing a later date or by providing us with notice in open meeting. You may request that the proxy holders' powers be suspended if you attend the meeting in person, but your attendance at the meeting will not automatically revoke a previously granted proxy.

IS MY VOTE CONFIDENTIAL?

     Yes. Proxy cards, ballots and voting tabulations that identify individual shareholders are confidential. Only the inspector of election and certain Company employees associated with processing proxy cards and counting the vote have access to your card. Additionally, all comments directed to management (whether written on the proxy card or elsewhere) will remain confidential, unless you ask that your name be disclosed.

WHO WILL COUNT THE VOTE?

     National City Bank, the Company's transfer agent and the inspector of election, will tabulate the votes.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board of directors recommends a vote for election of the director nominees listed on page 4 and for approval of the 2000 Stock Incentive Plan discussed on pages 7-11. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

  ELECTION OF DIRECTORS. The vote that is required to elect the nominees to the board of directors depends on whether or not cumulative voting is invoked.

     HOW IS CUMULATIVE VOTING INVOKED?

     Ohio law states that:

     - if written notice is given by any shareholder to the President, a Vice President or the Secretary of the Company not less than forty-eight hours before the time set for the annual meeting;

     - if the notice states that the shareholder wants cumulative voting for the election of directors; and

     - if the Chairman, Secretary or the shareholder giving the notice, or someone on his or her behalf, announces at the beginning of the meeting that the notice has been given,

     - then each shareholder will have cumulative voting rights for the election of directors.

     HOW ARE DIRECTORS ELECTED IF CUMULATIVE VOTING IS INVOKED?

     If cumulative voting is invoked:

     - Each shareholder may cast an aggregate number of votes in the election of directors and distribute these votes among nominees as the shareholder sees fit. The aggregate number of votes for each shareholder is determined by multiplying the number of nominees to be elected (ten) by the number of shares the shareholder holds on the record date.

     - The proxy holders will cumulate votes and distribute them among the persons nominated by the board of directors as the proxy holders believe will maximize the number of board nominees elected, unless a shareholder gives specific instructions in the proxy for the proxies to do otherwise.

     HOW ARE DIRECTORS ELECTED IF CUMULATIVE VOTING IS NOT INVOKED?

     If cumulative voting is not invoked, each shareholder may cast for each of the ten nominees up to the number of votes that equals the number of shares held by the shareholder on the record date.

     The ten nominees who receive the most votes will be elected. Submission of a proxy that withholds authority to vote for a nominee and a broker non-vote have the same effect as failing to vote for a nominee, but do not act as a vote "against" the nominee.

  APPROVAL OF 2000 STOCK INCENTIVE PLAN. For purposes of Nasdaq listing requirements, the affirmative vote of the holders of a majority of the shares cast on the proposal is required for approval. For purposes of Section 162(m) of the Internal Revenue Code, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting is required for approval. Abstentions and broker non-votes will be treated as votes against the proposal.

  OTHER ITEMS. For each other item that properly comes before the meeting, the vote required will be determined by applicable law, Nasdaq requirements and the Company's governing documents.

WHEN ARE THE 2001 SHAREHOLDER PROPOSALS DUE?

     If a shareholder wants to have a proposal included in the Company's proxy statement and form of proxy for the 2001 annual meeting of shareholders, the proposal must conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission and content of proposals and must be received by the Company prior to the close of business on December 22, 2000. In addition, if a shareholder intends to present a proposal at the Company's 2001 annual meeting without the inclusion of that proposal in the Company's proxy materials and written notice of the proposal is not received by the Company on or before March 6, 2001, proxies solicited by the board of directors for the 2001 annual meeting will confer discretionary authority to vote on the proposal if presented at the meeting. Shareholder proposals must be sent to the executive offices of the Company, 20005 Lake Road, Rocky River, Ohio 44116-1545,
Attention: Corporate Secretary. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOW WILL THE PROXY SOLICITATION BE CONDUCTED?

     The board of directors of the Company is soliciting the proxies in connection with the items to be voted on as described in this proxy statement. The Company will bear the cost of the solicitation. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses they incur in sending proxy materials to the beneficial owners of the Company's common shares. In addition to soliciting proxies by mail, regular employees of the Company may solicit proxies by other means, including telephone or facsimile.

                             ELECTION OF DIRECTORS

     The Company's Code of Regulations sets the number of directors at nine but authorizes the board of directors to increase or decrease the number of directors by not more than two. In 1999, the board of directors increased the number of directors from nine to eleven. On March 31, 2000, the board of directors decreased the number of directors from eleven to ten. Each director elected serves until the next annual meeting and until his successor is elected and qualified.

     The board of directors of the Company, through the Nominating Committee, has nominated the ten persons listed below for election as directors. If any nominee declines or is unable to serve (which the board of directors has no reason to expect), the persons named in the accompanying proxy intend to vote for the balance of those nominees named, and, if they deem it advisable, for a substitute nominee.

     The following table contains information with respect to each nominee:

                                                                             DIRECTOR
                                                                           CONTINUOUSLY
             NAME                AGE       POSITION WITH THE COMPANY          SINCE
             ----                ---       -------------------------       ------------
William A. Foley...............  52     Chairman of the Board of               1993
                                        Directors, President and Chief
                                        Executive Officer
Ronald Best....................  64     Director                               1997
Robert F. Burkhardt............  63     Consultant and Director                1963
Drexel Bunch...................  55     Director                               1995
J. Martin Erbaugh..............  51     Director                               1995
Michael E. Gibbons.............  48     Director                               1999
Lee C. Howley..................  52     Director                               1996
Christopher H.B. Mills.........  47     Nominee for Director                     --
Robert B. Stein, Jr............  42     Director                               1999
David L. Swift.................  63     Director                               1999

     William B. Nicol served on the board of directors from 1984 until his resignation in September 1995. Following his resignation from the board, Mr. Nicol became Director Emeritus and attends board meetings but does not vote.

     The board of directors also currently includes Edward F. Crawford, who is not standing for re-election. Michael J. FitzGibbon resigned from the board effective March 31, 2000.

HOW OFTEN DID THE BOARD MEET DURING 1999?

     During 1999, the board of directors of the Company met on five occasions. No director attended less than 75% of the meetings of the board of directors and committees of which he was a member during 1999.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

     The board has standing Finance, Compensation and Governance and Nominating Committees.

     FINANCE COMMITTEE. The Company has a Finance Committee that reviews, with the Company's independent auditors, the audit plans, the results of the audit engagement and the adequacy of the Company's internal accounting controls. The Finance Committee, which currently consists of Ronald Best, Chairman, J. Martin Erbaugh, and Michael E. Gibbons, met four times during 1999.

     COMPENSATION AND GOVERNANCE COMMITTEE. The Company has a Compensation and Governance Committee that determines executive compensation and administers the Company's compensation plans. The Compensation and Governance Committee, which currently consists of Lee C. Howley, Chairman, Drexel Bunch and J. Martin Erbaugh, met three times during 1999.

     NOMINATING COMMITTEE. The Company has a Nominating Committee that nominates candidates for election to the board of directors and considers suggestions forwarded by shareholders to the Secretary of the Company concerning qualified candidates for election as directors. The Nominating Committee, which consists of William A. Foley, Chairman, Robert F. Burkhardt, Edward F. Crawford and David
L. Swift, met one time during 1999.

                 BUSINESS EXPERIENCE OF DIRECTORS AND NOMINEES

     William A. Foley joined the Company in July 1993 as President, Chief Executive Officer and a director. He was elected Chairman of the Board of Directors in October 1994. Mr. Foley was President and Chief Executive Officer of Imperial Wallcoverings, Inc., a wallpaper producer and a subsidiary of Collins & Aikman, Inc., from 1990 until 1993. From 1988 to 1990, Mr. Foley was Vice President and General Manager of The Scotts Company Consumer Business Group, a producer and marketer of turf care products. Mr. Foley was Vice President and General Manager of Rubbermaid Specialty Products Division, a producer of rubber and plastic products, from 1984 to 1988, and was Vice President -- Sales and Marketing for Anchor Hocking Corporation, a producer of glass products, from 1970 to 1984. Mr. Foley is also a director of the following publicly-held companies: Dairy Mart Convenience Stores, Inc., a chain of convenience stores, and Libbey Inc., a producer of tabletop products.

     Ronald Best has been a director since March 1997. Since 1995, Mr. Best has been President and Managing Partner, First Marquis International, an equity investor and workout consulting firm located in Toronto, Canada. From 1992 to 1994, Mr. Best was President and Chief Executive Officer of Totes Incorporated, a rainwear manufacturing and distribution company, located in Cincinnati, Ohio. From 1980 to 1991, Mr. Best held several executive positions with Rubbermaid, Inc., a rubber and plastics products manufacturing and distribution company, located in Wooster, Ohio, completing his career at Rubbermaid as Senior Vice President, International and Business Development. Prior to joining Rubbermaid, Mr. Best held several executive positions with G.E. Canada in its Consumer, Industrial and Power Generation Divisions, closing his career there as Vice President Finance and Strategic Planning (C.A.M.C.O.) and a director of G.E. Capital Canada. He is a director of Milltronics, Inc., a process control company; Moneysworth & Best, a shoe care and repair company; and Battery Technology, Inc., a licensor of rechargeable consumer batteries.

     Robert F. Burkhardt has served as a consultant to the Company since July 1994 and as a director since 1963. He is a co-founder of the Company and served as Vice Chairman from January 1987 to June 1994. Mr. Burkhardt served as President of the Company from May 1984 to January 1987, and as Vice President from 1963 to May 1984.

     Drexel Bunch has been a director since March 1995. Mr. Bunch has been employed by Nordson Corporation, a producer and marketer of industrial equipment along with software and application technologies, since 1983, where he has been Vice President, Manufacturing, since 1985. Prior to that, Mr. Bunch held the positions of Vice President of Quality and Productivity and Director of Quality Assurance. Prior to joining Nordson Corporation, Mr. Bunch was employed for more than 16 years by the Ford Motor Company. He is a trustee and treasurer of the Westlake (Ohio) Education Foundation and a trustee of the Nordson Corporation Foundation and the Lorain County (Ohio) Chamber of Commerce.

     J. Martin Erbaugh has been a director since March 1995. Mr. Erbaugh is an attorney who has had 17 years of management experience in the lawn care industry as President of Lawnmark, a lawn care company. Currently, he is President of J.M. Erbaugh Co., a private investment firm, President of Coer Inc., a real estate development firm, and Managing Director of Homepure Inc., an e-commerce bottled water company. He is a director of Morgan Fun Shares, Inc., a publicly held closed-end investment company, and Vice Chairman and a director of Morgan Bank, NA, a national bank. He is Founder, a past President and director of The Professional Lawn Care Association of America. He is a trustee of the Burton D. Morgan Foundation and of the Ohio Police and Friend's Pension and Disability Fund.

     Michael E. Gibbons has been a director since May 1999. Since September 1995, Mr. Gibbons has been Senior Managing Director of Brown, Gibbons, Lang & Company, L.P., an investment banking firm headquartered in Cleveland, Ohio specializing in mergers and acquisitions and private and public financings. Prior to 1995,

Mr. Gibbons was the President and Chief Executive Officer of Brown, Gibbons & Company, Inc., an investment banking firm he founded in 1989 in Cleveland, Ohio. From 1985 to 1989, Mr. Gibbons was President and Chief Executive Officer of Underwood, Neuhaus & Company, an investment and brokerage firm headquartered in Houston, Texas. Prior to 1985, Mr. Gibbons was a Senior Vice President of McDonald and Company Securities, Inc., a Cleveland, Ohio investment banking firm. Mr. Gibbons is a Trustee and Secretary of the Great Lakes Theater Festival and Magnificat High School in Rocky River, Ohio.

     Lee C. Howley has been a director since March 1996. Mr. Howley has been President of Micro Medical Devices, Inc., a maker of miniature surgical devices, since 1999. Mr. Howley has been a principal in the construction, financing and operation of health care-related real estate and in telecommunications systems. Since 1981, Mr. Howley has served as President of Howley & Company, a real estate development and management company; since, 1987, he has served as Chairman of Coast Management Company, a real estate management company. He was founder and a general partner of North Coast Cable, Ltd., a cable television company servicing Cleveland, Ohio, from 1981 to 1994. Mr. Howley has served in leadership capacities for a number of civic organizations. From 1994 to 1995, he represented the United States at the United Nations as its Public Delegate, at the request of President Clinton. Mr. Howley is a director of the following publicly traded companies: Boykin Lodging Company, a hotel and restaurant management company, and CAPTEC Net Lease Realty, Inc., a real estate investment trust.

     Christopher H.B. Mills is a nominee for director. Mr. Mills has been Chief Investment Officer of J O Hambro Capital Management Limited, an investment management and advising firm, since 1993; Managing Director of North Atlantic Smaller Companies Investment Trust plc, a publicly listed closed end investment company, since 1984; Managing Director of Leveraged Opportunity Trust plc, a publicly listed closed end investment company, since 1989; and Chairman and Chief Executive Officer of Growth Financial Services Limited, a holding company, since 1984. From 1975 to 1993, Mr. Mills was employed by INVESCO MIM, a United Kingdom-based investment management company, as Head of North American Venture Capital and Head of North American Investments. Mr. Mills is a director of the following private companies: Primesco, a life insurance company, AllianceOne, a debt collection company, WH Holdings, an oil services company, Texas Sterling, a construction company, and Santa Maria, a maker of salami and proscuitto. Mr. Mills is a director of PNC Telecom, a telephone services company, and Premier Asset Management, a fund management company, both U.K. public companies, and Dennison International, a maker of industrial valves and pumps and a U.S. public company.

     Robert B. Stein, Jr. has been a director since May 1999. Mr. Stein has been employed by Dairy Mart Convenience Stores, Inc., a publicly held chain of convenience stores, since 1983, where he has been Chairman and Chief Executive Officer since 1995, President since 1994 and a director since 1992. Prior to 1994, Mr. Stein served in various positions with that company, including Treasurer, General Manager of the Midwest Region and Executive Vice President - Operations and Marketing. Prior to 1983, Mr. Stein was employed by Coopers & Lybrand, a public accounting firm. Mr. Stein has served on the Boards of Directors of the Ohio Association of Convenience Stores, the Ohio Retail Merchants Association and the American Soap Box Derby.

     David L. Swift has been a director since May 1999. Mr. Swift was Chairman of the Board from 1993 and Chief Executive Officer and President from 1988 of Acme-Cleveland Corporation, a manufacturer of communications, motion control and measurement products, until his retirement in 1996. Prior to 1988, he served in the positions of Sr. Vice President-Administration and Vice President, General Counsel of Acme-Cleveland Corporation. Prior to 1981, Mr. Swift was Manager of Acquisition Planning and Control for Reliance Electric Company, a manufacturer of industrial motors and related products. Mr. Swift is a director of the following public companies: Alltrista Corporation, a consumer and industrial products manufacturing company, CUNO, Incorporated, a producer of filtration products, and Twin Disc, Incorporated, a producer of power transmission equipment.

                     APPROVAL OF 2000 STOCK INCENTIVE PLAN

ADOPTION AND PROPOSAL FOR APPROVAL OF THE PLAN

     The board of directors has adopted and proposed for shareholder approval the 2000 Stock Incentive Plan. Shareholder approval for the plan is being sought pursuant to the listing requirements of Nasdaq and so that awards under the plan will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The 2000 Stock Incentive Plan, for which the Company is seeking shareholder approval, is similar to and is intended to replace the 1992 Stock Incentive Plan, under which most of the authorized shares have been granted.

DESCRIPTION OF THE PLAN

  PURPOSE

     The purpose of the plan is to encourage selected employees of the Company and its subsidiaries and directors to acquire a proprietary and vested interest in the growth and performance of the Company, which creates an increased incentive to contribute to the Company's future success and prosperity. The board of directors believes that this will enhance the value of the Company for the benefit of shareholders and enhance its ability to attract and retain individuals with exceptional talent.

     The plan permits the granting of:

     - options to purchase common shares which are either non-statutory stock options not intended to qualify for special tax treatment under the Internal Revenue Code, or options intended to qualify as incentive stock options under the Code;

     - share appreciation rights, which entitle the participant to receive a payment in cash or in common shares, or in any combination of cash and common shares, equal to the excess of the fair market value of a stated number of common shares at the exercise date over a fixed price for those common shares, either in conjunction with options or separately;

     - awards of common shares that are subject to restrictions on transfer;

     - grants of unrestricted common shares; and

     - awards of performance units that increase or decrease based on the value of common shares and that increase by the amount of dividends that are paid with respect to common shares.

     All employees of the Company and its subsidiaries and all members of the board of directors are eligible to be participants in the plan.

  ADMINISTRATION

     The plan will be administered by a committee of the board of directors consisting of not less than two members of the board of directors who are "non-employee directors" (within the meaning of the rules promulgated under Section 16(b) of the Securities Exchange Act of 1934) and "outside directors" (within the meaning of Section 162(m) of the Internal Revenue Code). The committee will have full authority to select the individuals to whom awards will be granted, determine the type and amount of award(s) to be granted to each participant, determine the terms and conditions of awards granted, establish rules and regulations for the administration of the plan, and determine the terms and conditions of agreements to be entered into between the Company and participants under the plan.

  SHARES SUBJECT TO THE PLAN

     The total shares available under the plan for the grant of awards is limited to 1,000,000 shares. The number of common shares that remain available for grant pursuant to the plan and common shares subject to outstanding awards will be appropriately and proportionately adjusted to reflect changes in the Company's capitalization, including stock splits, stock dividends, mergers, reorganizations, consolidations, and recapitalizations. The total number of shares subject to any awards granted to a participant during any five-year period cannot exceed 500,000.

  OPTIONS

     For options granted to employees under the plan, the option price will be 100% of the fair market value of common shares on the date of grant. The option price under an incentive stock option will be determined by the committee at the time of grant and will be not less than 110% of the fair market value of the common shares at the date of grant in the case of a participant who, at the date of grant, owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company. Payment of the option price upon exercise of an option may be made in cash, common shares, or a combination, as stated in the option agreement. The purchase price per share under outstanding options will also be appropriately adjusted to reflect capitalization changes, or other changes in corporate structure affecting the common shares.

     The term of each option will be fixed by the committee, except that incentive stock options will not be exercisable after ten years from the grant date, or five years in the case of a participant who, at the date of grant, owns shares possessing more than 10% of the voting power of the Company. The grant and terms of incentive stock options will be limited to the extent required by the Internal Revenue Code. The committee will determine the time or times at which, and the conditions under which, each option may be exercised. The committee may provide that options may be exercisable only in installments, although the committee retains the authority to waive the installment exercise provisions.

     If specified in the applicable award agreement, a participant who pays the option price of any option granted to him under the plan in whole or in part by surrendering common shares already owned by him will be granted, on the date when the original option is exercised, a "reload" or "replacement" option for the number of common shares surrendered. The term of a reload option is equal to the remaining term of the original option and it is exercisable six months following the grant date. The Company, however, will only grant a reload option if the fair market value of the common shares on the date of exercise is equal to or greater than 120% of the option price for the option exercised.

     All outstanding options will become exercisable with respect to 100% of the subject shares upon the occurrence of a change in control (as defined in the plan). Options granted under the plan are not assignable or transferable other than by inheritance.

  SHARE APPRECIATION RIGHTS

     Share appreciation rights, or SARs, may be granted pursuant to the plan separately or in tandem with other awards. SARs related to options may be granted when the option is granted, and with respect to non-statutory options, also may be granted at any time before exercise or expiration of the option. Tandem SARs will terminate upon the termination or exercise of the related option, subject to conditions specified by the committee at grant, if an SAR is granted with respect to less than the full number of shares covered by the related option. Upon exercise of an SAR, the participant who holds the SAR will receive payment from the Company in an amount equal to the excess of the then fair market value of the common shares covered by the SAR over the option or grant price of the SAR. The committee may impose conditions or restrictions on the exercise of any SAR as it decides is appropriate from time to time. SARs granted under the plan are not assignable or transferrable other than by inheritance.

     Tandem SARs will be exercisable only when and to the extent that the options to which they relate are exercisable, and SARs granted separately will be exercisable as the committee determines.

     The committee may also grant limited SARs that become exercisable only in the event of a change in control, subject to the terms and conditions the committee specifies at grant. These limited SARs must be settled in cash only. The committee may also specify that, in the event of a change in control, the amount to be paid upon the exercise of an SAR or limited SAR will be based on the change in control price, subject to the terms and conditions the committee specifies at grant.

  RESTRICTED SHARE AWARDS

     Awards of restricted shares may be granted under the plan either separately or in conjunction with other awards. Restricted shares may not be sold, pledged, assigned, or otherwise transferred or encumbered by the participant who owns them, except by inheritance, until termination of the restrictions applicable to the award, which will be established by the committee, and which may be different for each award. However, during the restriction period, recipients will have full voting rights and will be entitled to dividends relating to the restricted shares, payable, at the discretion of the committee, in cash or additional restricted common shares subject to the same restrictions and other terms and conditions that apply to the restricted shares on which such dividends are issued.

     If a participant ceases to be employed before the end of the restriction period, all restricted common shares will be forfeited to the Company, except that in the event of retirement, permanent disability, death, or in cases of special circumstances, the committee may waive or accelerate all or part of any remaining restrictions.

  SHARE AWARDS

     Awards of common shares may be granted under the plan either separately or in conjunction with other awards. The committee will have complete authority to determine the employees to whom share awards will be granted, the number of common shares to be awarded, and all terms and conditions of each award.

  PERFORMANCE UNITS

     Performance units may be granted under the plan either separately or in conjunction with other awards. The committee has complete authority to determine the employees to whom performance units will be awarded and all the terms and conditions of each award.

     Each performance unit will be equivalent to one common share. The value of each performance unit at the time of its grant is zero. At the end of each fiscal year, the value of each performance unit will be increased or decreased (but not below zero) by an amount equal to the increase or decrease in the fair market value of one common share of the Company, plus amounts equal to dividends payable in cash or property paid from time to time on each issued and outstanding common share.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the general federal income tax consequences of transactions under the plan based on federal income tax laws in effect as of the date of this description. This summary is not intended to be exhaustive and does not describe foreign, state or local tax consequences.

     INCENTIVE STOCK OPTIONS. No taxable income is realized by the participant upon the grant or exercise of an incentive stock option. If shares are issued to a participant upon the exercise of an incentive stock option, and if no disqualifying disposition of the shares is made by the participant within two years after the date of grant or within one year after the transfer of the shares to the participant, then (a) upon the sale of the shares, a long-term capital gain or loss will be realized in an amount equal to the difference between the option price and the amount realized by the participant and (b) no deduction will be allowed to the participant's employer for federal income tax purposes.

     If a participant acquires shares upon the exercise of an incentive stock option and disposes of them prior to the expiration of either holding period previously described, generally (i) the participant realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares on the date of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares and (ii) the participant's employer may deduct the amount realized if it satisfies applicable federal withholding and reporting requirements. Any further gain (or loss) realized (i.e., the difference between the amount realized and the fair market value of the shares on the date of exercise, in the case of a gain, or the option price, in the case of a loss) by the participant will be taxed as short-term, mid-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction for the employer.

     For purposes of computing a participant's alternative minimum tax, the excess of the fair market value of the shares on the date of exercise over the option price is an item of tax preference (unless there is a disposition of the shares acquired upon exercise of an incentive stock option in the taxable year of exercise) which may, under certain circumstances, result in an alternative minimum tax liability to the participant.

     With respect to the exercise of an incentive stock option and the payment of the option price by the delivery of shares, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the participant at that time; the tax basis of the shares received will be the same as the tax basis of the shares surrendered and the holding period (except for purposes of the one-year period referred to previously) of the participant in shares received will include his or her holding period in the shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, no taxable income will be realized by the participant at that time. The excess shares will be considered incentive stock option shares with a zero basis, and the holding period of the participant in the shares will begin on the date the shares are transferred to the participant. If the shares surrendered were acquired as the result of the exercise of an incentive stock option and the surrender takes place within two years from the date of grant of the incentive stock option or one year after the date of transfer of the shares to the participant, the surrender will result in the realization of ordinary income by the participant at that time in the amount of the excess, if any, of the fair market value on the date of exercise of the shares surrendered over the option price of those shares. If any of the shares received are transferred within the two-year or one-year holding period by the participant, the participant will be treated as having first disposed of the shares with a zero basis.

     NON-STATUTORY STOCK OPTIONS. With respect to non-statutory stock options with an exercise price equal to the fair market value of the shares on the date of grant, generally, (a) no income is realized by the participant at the time the option is granted, (b) upon exercise of the option, the participant realizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the option price paid for the shares, and the participant's employer may deduct the amount of ordinary income realized (provided that applicable withholding and reporting requirements are satisfied), and (c) upon disposition of the shares received upon the exercise of the option, the participant receives either a short-term, mid-term or long-term capital gain (or loss), depending upon the length of time that the participant has held the shares, in an amount equal to the difference between the amount realized and the fair market value of the shares on the date of exercise, and no corresponding deduction is available to the employer.

     With respect to the exercise of a non-statutory stock option and the payment of the option price by the delivery of shares, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the participant at that time, the tax basis of the shares received will be the same as the tax basis of the shares surrendered, and the holding period of the participant in the shares received will include his holding period in the shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, ordinary income will be realized by the participant at that time in the amount of the fair market value of such excess shares, and the tax basis of the excess shares will be the same fair market value, and the holding period of the participant in the excess shares will begin on the date those shares are transferred to the participant.

SECTION 162(m) DEDUCTION LIMIT

     The plan is being submitted to and approved by the Company's shareholders under the listing requirements of Nasdaq and Section 162(m) of the Internal Revenue Code. Section 162(m) limits to $1 million per year the deduction allowed for federal income tax purposes for compensation paid to a "covered employee" of a public company. Under Section 162(m), the term "covered employee" includes the chief executive officer and the four other most highly compensated executive officers of the employer. The deduction limit applies to compensation that does not qualify for any of the limited number of exceptions provided for in Section 162(m).

     Under Section 162(m), the deduction limit does not apply to compensation paid under a plan that meets certain requirements for "performance-based compensation." To qualify for this exception, the following requirements must be met: (a) the compensation must be payable on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more "outside directors"; (c) the material terms of the compensation and performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing that the performance goals have been satisfied prior to payment.

     Stock options and stock appreciation rights with an exercise or base price equal to the fair market value of the employer's stock on the date of grant generally are treated as "performance-based compensation" which is exempt from the deduction limit of Section 162(m), since the amount earned, if any, results solely from an increase in the employer's stock price. While the requirements of pre-established performance goals and compensation committee certification of performance results do not apply to such stock options and stock appreciation rights, the awards must be made by a board committee comprised solely of "outside directors." Further, to qualify for the exemption, the material terms of the plan must be disclosed to and approved by shareholders and the plan must specify the maximum number of shares that may be awarded to any employee under the plan within a specified period.

     It is the Company's present intent to structure its incentive compensation programs to satisfy the requirements for the "performance-based compensation" exception to the deduction limit and to preserve the full deductibility of all compensation paid under the programs, to the extent practicable. The plan is submitted to the Company's shareholders for approval to meet the requirements for the "performance-based compensation" exception to the deduction limit. If approval is obtained, compensation attributable to stock options and SARs awarded under the plan with an exercise or base price equal to the fair market value of the common shares on the date of grant will not be subject to the deduction limit.

SHAREHOLDER APPROVAL

     Approval of the plan requires the affirmative vote of the holders of a majority of the common shares represented at the meeting. If approved by the shareholders, the plan will continue in effect until terminated by the Board of Directors.

     The Board of Directors recommends a vote FOR this proposal.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid to the Chief Executive Officer and each of the Company's other named executive officers during or with respect to the fiscal years ended December 1999, 1998 and 1997 for services in all capacities to the Company.

                                                                            LONG-TERM
                                                    ANNUAL             COMPENSATION AWARDS
                                                 COMPENSATION      ----------------------------
                                               -----------------    RESTRICTED                     ALL OTHER
                                      FISCAL   SALARY     BONUS    STOCK AWARDS      OPTIONS      COMPENSATION
    NAME AND PRINCIPAL POSITION        YEAR      ($)       ($)        ($)(1)      (# OF SHARES)      ($)(2)
    ---------------------------       ------   -------   -------   ------------   -------------   ------------
William A. Foley                       1999    424,497   199,640     128,535             --          39,509
Chairman of the Board, President       1998    350,014        --     206,970         33,090           6,874
and Chief Executive Officer            1997    300,014   117,561      39,159             --           5,556
Charles J. McGonigle(3)                1999    174,769    72,764      34,995          6,000          26,248
Vice President, Operations             1998    107,077    25,000      74,635          8,500           4,157
Wayne W. Murawski(4)                   1999    139,039    42,099      27,225         11,000           5,812
Vice President,                        1998    125,001        --      49,974             --           4,344
Chief Information Officer              1997    116,058    25,858       8,620             --           4,440
R. Breck Denny(5)                      1999     85,750    36,782     103,138         21,000             413
Vice President, Chief Financial
Officer
Kenneth S. Sekley(6)                   1999    188,399        --      41,940          6,000          13,302
Vice President, Marketing              1998    205,387        --      79,968             --          39,363
                                       1997     11,538    66,000      18,758         16,000           1,182
Ware H. Grove(7)                       1999    210,000    39,458      42,000          6,000           8,718
Vice President, Chief Financial        1998    220,193        --      83,972             --           8,099
  Officer
                                       1997    185,000    58,009      19,307             --          12,893

---------------

(1) In 1999, Messrs. Foley, McGonigle, Murawski, Denny, Sekley and Grove were granted an award of 8,569, 2,333, 1,815, 5,575, 2,796 and 2,800 restricted shares, respectively, which on the date of grant had a market value of $128,535, $34,995, $27,225, $103,138, $41,940 and $42,000, respectively. Mr.
    Sekley and Mr. Grove forfeited their restricted shares upon their resignations. In 1998, Messrs. Foley, McGonigle, Murawski, Sekley and Grove were granted an award of 4,651, 1,391, 1,123, 1,797 and 1,887 restricted shares, respectively, which on the date of grant had a market value of $103,485, $31,993, $24,987, $39,984 and $41,986, respectively. Mr. Sekley forfeited his restricted shares upon his resignation. The restricted shares for Messrs. Foley, McGonigle, Murawski and Grove were forfeited because Company cumulative earnings per share targets were not met for fiscal years 1998 and 1999. Also in 1998, Messrs. Foley, McGonigle, Murawski, Sekley and Grove were granted an award of 4,651, 1,391, 1,123, 1,797 and 1,887 restricted shares, respectively, which on the date of grant had a market value of $103,485, $31,993, $24,987, $39,984 and $41, 986, respectively. Mr.
    Sekley and Mr. Grove forfeited their restricted shares upon their resignations. The restricted shares for Messrs. Foley, McGonigle and Murawski are subject to forfeiture if Company cumulative earnings per share targets are not met for fiscal years 1998, 1999 and 2000. Dividends on the restricted shares are payable in additional restricted shares also subject to forfeiture. Also in 1998, Mr. McGonigle was granted an award of 463 restricted shares which on the date of grant had a market value of $10,649. These restricted shares were subject to forfeiture if Company cumulative earnings per share targets were not met for fiscal years 1996, 1997 and 1998. Based upon Company performance for fiscal years 1996, 1997 and 1998, 80% of these restricted shares vested and 20% were forfeited. In 1997, Mr. Sekley was granted an award of 915 restricted shares, which on the date of grant had a market value of $18,758. Based upon Company performance for fiscal years 1996, 1997 and 1998, 80% of these restricted shares vested and 20% were forfeited. In 1998, Messrs. Foley, Murawski and Grove received 1,726, 380 and 851 common shares, respectively, which on the date of grant had a market value of $39,159, $8,620 and $19,307, respectively, representing a portion of their bonus payable for 1997. These common shares are not forfeitable. Dividends on these common shares are paid in cash.

(2) Reflects (i) with respect to Mr. Foley, $33,847 paid pursuant to a salary increase effective July 1, 1998 which Mr. Foley elected to defer to January 1, 1999; (ii) the Company's contributions to the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust; (iii) reimbursement for medical expenses pursuant to an insurance program; (iv) with respect to Kenneth S. Sekley, a relocation allowance for fiscal years 1997, 1998 and 1999; and (v) with respect to Charles J. McGonigle, a relocation allowance for fiscal years 1998 and 1999.

(3) Mr. McGonigle joined the Company as an executive officer April 28, 1998, and the salary for fiscal year 1998 reflects the period April 28 through December 31.

(4) Mr. Murawski was named an executive officer May 13, 1998.

(5) Mr. Denny joined the Company has an executive officer July 26, 1999 and the salary for fiscal year 1999 reflects the period July 26 through December 31.

(6) Mr. Sekley joined the Company as an executive officer December 9, 1997 and the salary for fiscal year 1997 reflects the period December 9 through December 31. Mr. Sekley resigned from the Company effective December 3, 1999. The option granted to Mr. Sekley in 1999 and the restricted shares awarded to Mr. Sekley in 1998 and 1999 were forfeited upon his resignation.

(7) Mr. Grove resigned from the Company effective July 15, 1999. The salary for fiscal year 1999 includes salary continuation benefits paid to Mr. Grove under a written agreement between Mr. Grove and the Company. The restricted shares awarded to Mr. Grove in 1998 for the 1998-2000 Performance Plan and the restricted shares awarded to Mr. Grove in 1999 were forfeited upon his resignation.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains the stock options granted during the year ended December 31, 1999, to the executive officers named in the Summary Compensation Table.

                                                                                       POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED ANNUAL RATES
                                                                                   OF STOCK PRICE APPRECIATION
                              INDIVIDUAL GRANTS                                         FOR OPTION TERM(1)
------------------------------------------------------------------------------    ------------------------------
                                         % OF TOTAL
                                           OPTIONS
                                         GRANTED TO
                                          EMPLOYEES     EXERCISE
                              OPTIONS        IN          PRICE      EXPIRATION
            NAME              GRANTED    FISCAL YEAR     ($/SH)        DATE       0%($)      5%($)       10%($)
            ----              -------    -----------    --------    ----------    ------    --------    --------
William A. Foley............       0         N/A           N/A            N/A      N/A          N/A         N/A
Charles J. McGonigle........   6,000         3.5         15.00        3/17/09      -0-       56,600     143,400
Wayne W. Murawski...........  11,000         6.4         15.00        3/17/09      -0-      103,800     263,000
R. Breck Denny..............  21,000        12.1         18.50        7/26/09      -0-      244,300     619,200
Kenneth S. Sekley(2)........   6,000         3.5           N/A            N/A      -0-       56,600     143,400
Ware H. Grove(3)............   6,000         3.5         15.00       10/15/00      -0-        7,200      14,700

---------------

(1) Amounts have been calculated using the exercise price per share at assumed compound annual rates of stock appreciation from the date of grant to the date of expiration of 0%, 5% and 10%, respectively.

(2) The option for 6,000 shares granted to Mr. Sekley was forfeited upon his resignation.

(3) Mr. Grove resigned on July 15, 1999. Under the terms of Mr. Grove's separation agreement, all options held by him expire on October 15, 2000.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

     The following table contains information for each executive officer named in the Summary Compensation Table with regard to the aggregate stock options exercised during the year ended December 31, 1999, and the stock options held as of December 31, 1999.

                                                                                             VALUE OF UNEXERCISED
                                                                                                 IN-THE-MONEY
                                                            NUMBER OF UNEXERCISED                 OPTIONS AT
                            SHARES                        OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END($)(1)
                           ACQUIRED          VALUE       ----------------------------    ----------------------------
         NAME           ON EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
         ----           --------------    -----------    -----------    -------------    -----------    -------------
William A. Foley......        0                0           279,621            0           1,649,900           0
Charles J.
  McGonigle...........        0                0            14,500            0              26,250           0
Wayne W. Murawski.....        0                0            29,000            0              59,500           0
R. Breck Denny........        0                0            21,000            0                   0           0
Kenneth S. Sekley
  (2).................        0                0            16,000            0              15,000           0
Ware H. Grove (3).....        0                0            39,000            0              78,000           0

---------------

(1) Market value of underlying securities at December 31, 1999, of $17.00 minus the exercise price.

(2) Mr. Sekley exercised an option for 6,000 shares on February 10, 2000 and forfeited a remaining option for 10,000 shares on March 3, 2000, three months following his resignation date.

(3) Mr. Grove resigned on July 15, 1999. Under the terms of Mr. Grove's separation agreement, all options held by him expire on October 15, 2000.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company has an employment agreement with William A. Foley. This agreement, dated July 1, 1998, is for an initial three-year term and is automatically extended at the end of each year of the agreement, subject to the following:

     - the right of either party to terminate by giving one year's prior written notice,

     - the right of Mr. Foley to terminate the agreement if the Company materially changes his duties or responsibilities, the Company moves his place of employment or the Company's principal executive offices more than 50 miles from the geographical center of Cleveland, Ohio, if the Company materially breaches the agreement and fails to cure that breach, or if there is a change in control of the Company (as defined in the Company's 1992 Stock Incentive Plan)

     - the right of the Company to terminate the agreement upon Mr. Foley's death or permanent disability or for "cause" as defined in the agreement.

     Under the agreement, Mr. Foley must devote his entire business time to the Company. In addition, Mr. Foley is prohibited from competing with the Company for the longer of one year after termination or after any payment of compensation under the agreement or two years after a termination for cause or after a voluntary resignation by Mr. Foley other than as previously described. The agreement provides that the Company pay Mr. Foley an annual base salary of not less than $425,000 and a bonus of up to 100% of his salary based on the Company's financial performance. In addition, Mr. Foley is to receive annual option grants. Mr. Foley also receives life and health insurance coverage, the use of an automobile, membership in two country clubs and an allowance of up to $10,000 annually for financial planning and tax return preparation. Upon Mr. Foley's death or disability, the Company must pay Mr. Foley or his heirs, the lesser of one-fourth of his base salary or his salary through the remainder of the term and a pro rata portion of his bonus.

     The Company has a separation agreement with Ware H. Grove. The agreement, dated July 13, 1999, provides that the Company will continue to pay Mr. Grove's salary for up to twelve months following his termination. The Company also agreed to pay Mr. Grove's health and dental insurance for the same period and life and accidental death and dismemberment insurance through October 15, 1999 and to provide Mr. Grove with executive outplacement services, or cash of $10,000 in lieu thereof. The Company agreed to extend the exercise period for Mr. Grove's options, continue his participation in the 1998-1999 restricted share plan and pay 50% of any amount earned under the annual incentive plan. Under the agreement, Mr. Grove released the Company from any claims relating to his employment.

HOW ARE DIRECTORS COMPENSATED?

     The Company pays each non-employee director a retainer of $16,000 per year, $1,000 per board meeting attended, and $1,000 per committee meeting attended, with the exception of committee chairmen, who are paid $1,250 per committee meeting they chair. The compensation for Directors Emeritus is an annual retainer of $8,000 and $500 per board meeting attended.

     Non-employee directors are permitted to defer all or a portion of their fees under the Company's Directors' Deferred Compensation Plan. The plan is unfunded and participants' contributions are converted to units, the value of which fluctuates according to the market value of the common shares. Mr. Bunch, Mr. Erbaugh, Mr. Gibbons, Mr. Stein and Mr. Swift participate in the plan. Under the 1992 Stock Incentive Plan, each non-employee director (other than William B. Nicol who is a Director Emeritus) received, for his service in 1999, an option to purchase 1,000 common shares for $17.125 per share (the fair market value of a common share on August 2, 1999, the date the option was granted), first exercisable on December 31, 1999 and to expire on August 2, 2009. In addition, under the Directors' Stock Incentive Plan, based on the Company's performance in 1999, each non-employee director (other than William B. Nicol who is a Director Emeritus) received an option to purchase 500 common shares for $16.063 per share (the fair market value of a common share on February 16, 2000, the date the option was granted), first exercisable on December 31, 2000 and to expire February 16, 2010.

              REPORT OF THE COMPENSATION AND GOVERNANCE COMMITTEE

     The Compensation and Governance Committee (the "Compensation Committee") of the Board of Directors was responsible for determining compensation paid to the Company's executive officers during 1999. In 1999, the Compensation Committee's members were Lee C. Howley, Chairman, Drexel Bunch, J. Martin Erbaugh and Michael J. FitzGibbon. Michael J. FitzGibbon resigned as a director on March 31, 2000. This report describes the Compensation Committee's executive compensation philosophy and the policies and actions of the Compensation Committee with respect to fiscal year 1999 in considering compensation for the executive officers of the Company, including the executive officers named in the Summary Compensation Table.

WHAT IS THE COMPANY'S PHILOSOPHY OF EXECUTIVE OFFICER COMPENSATION?

     The basic philosophy of the Compensation Committee is to provide compensation to the executive officers in a manner that:

     - relates total compensation appropriately to corporate performance and the individual performance of each executive officer,

     - motivates the executive officers to achieve increased shareholder value,

     - aligns the interests of the executive officers with the long-term interests of the Company's shareholders, and

     - provides compensation to the executive officers at a level consistent with compensation available to executives with similar responsibilities at companies of similar size in order to continue to attract and retain key executives.

     To implement this philosophy, executive compensation programs at the Company are designed to:

     - provide annual incentive opportunities that relate the competitive level of total cash compensation directly to the annual performance of the Company,

     - provide long-term incentives with grant values targeted at median competitive levels which allow total overall compensation for the Company's executives to exceed the compensation available to executives in the competitive labor market if the Company's common shares increase significantly in value and earnings per share targets are met, and

     - place more emphasis on long-term and stock-based compensation at higher levels in the Company.

     The comparison group used for competitive compensation purposes includes some of the companies in the peer group from the performance graph on page 19, other competitors and other companies similar in size to the Company.

WHAT ARE THE COMPONENTS OF EXECUTIVE COMPENSATION?

ANNUAL COMPENSATION

     Total annual compensation consists of base salary and annual incentives.

- BASE SALARY -- The Compensation Committee sets base salaries in accordance with its members' collective experience and perception of the compensation paid to executives with similar responsibilities in companies of similar size. The Compensation Committee uses data from management compensation reports, outside consultants and publicly available documents to make these judgments and adjusts for individual performance, level of experience and the level of responsibility an executive officer undertakes.

- ANNUAL INCENTIVES -- The annual incentive plan provides the Company's eligible executives with the opportunity to earn an annual bonus payment based on the Company's financial performance and the individual's performance.

     - TARGET INCENTIVES -- The Compensation Committee approves a target incentive stated as a percent of base salary for each eligible executive. Targets range from 50% for the Chief Executive Officer to 10% for the lowest-level eligible executive. Incentive amounts awarded are based on performance and range from a threshold of 25% to a maximum of 200% of the target amount.

          - FINANCIAL MEASURES -- Early each year, the Compensation Committee establishes a performance range for each of the financial measures at which threshold, target and maximum incentives will be paid. The financial measures for 1999 were earnings per share, sales growth and return on assets. Performance against these objectives provides the executive officers with the opportunity to earn 90% of the target incentive.

          - INDIVIDUAL MEASURES -- In addition, each executive officer has individual performance measures as determined by the Chief Executive Officer. In the case of the Chief Executive Officer, the Compensation Committee determined his individual performance measures. Performance against these objectives provides the executive officers with the opportunity to earn 10% of the target incentive.

     - STOCK PAYOUT -- The annual incentive plan provides that the Compensation Committee may designate that up to one-half of an incentive award be paid in common shares of the Company. The stock portion of the award may be used as payment to exercise outstanding stock options with the caveat that any shares purchased through the exercise of the options must be held for at least one year.

For 1999, earnings per share, sales growth and return on assets resulted in the calculation of incentive amounts slightly above the target amount. Therefore, annual bonuses were earned under the annual incentive plan and were paid in cash.

LONG-TERM COMPENSATION

     The 1992 Stock Incentive Plan that was approved by shareholders in May 1992 and amended and restated in May 1998 authorizes the use of the Company's stock in equity-based awards that include stock options, restricted shares, share appreciation rights, limited share appreciation rights and performance units. This plan is designed to create long-term incentives that align the interests of the Company's shareholders and its management. Key managers and executives who are responsible for the Company's long-term growth are eligible for awards under the plan. The 2000 Stock Incentive Plan, for which the Company is seeking shareholder approval, is similar to and is intended to replace the 1992 Stock Incentive Plan.

     The Compensation Committee has approved two types of awards under the incentive plans.

- STOCK OPTIONS -- Stock options allow the participant to purchase the Company's common shares for ten years at a price equal to 100% of the fair market value on the date the options were granted. Since the executive's gain is solely related to the increase in stock price, options are a direct incentive to increase shareholder value.

     - ELIGIBLE PARTICIPANTS -- Mid-level managers and senior level executives are eligible for awards. Presently, about 100 of the Company's managers and executives participate in the stock option program.

     - NORMAL AWARD FREQUENCY FOR NONEXECUTIVE OFFICERS -- The Compensation Committee typically grants option awards annually based on competitive grant guidelines.

     - EXECUTIVE OFFICER AWARDS -- Executive officers each received a front-loaded stock option grant in 1996 equal to three years of normal competitive grants. In exchange for this, no grants were made to executive officers in 1997 or 1998. The exercise price of these grants was 100% of fair market value on the date of grant, and the options became exercisable in one-third increments on December 31 of 1996, 1997 and 1998. In 1999, executive officers, with the exception of Mr. Foley, each received an annual stock option grant.

     - RESTORATION OPTIONS -- To encourage the Company's executives to convert stock options into owned shares, each option includes the right to receive a restoration option at exercise. Restoration options have an exercise price equal to 100% of the market price of the Company's common shares when they are granted, expire on the same date as the original option that was exercised and become exercisable six months after grant. Restoration options are only granted when the share price is at least 20% higher than the exercise price of the original option, and when currently owned shares are used to pay for the exercise price and tax withholding related to the option exercise.

- RESTRICTED SHARES -- The Compensation Committee also awarded restricted shares to executive officers in 1999.

     - PERFORMANCE CYCLE -- The Compensation Committee granted restricted shares to executive officers in 1999 for the 1999-2001 Performance Plan; in 1998 for the 1998-1999 Performance Plan and for the 1998-2000 Performance Plan; and in 1996 for the 1996-1998 Performance Plan.

     - PERFORMANCE MEASURE -- The Compensation Committee set cumulative earnings per share targets at the beginning of each cycle for threshold, target and maximum performance at levels believed by the Compensation Committee to represent a significant stretch relative to industry peers.

     - SHARES EARNED -- None of the restricted shares issued in connection with the 1998-1999 Performance Plan vested because the performance measure was not met. On December 31, 1998, 80% of the restricted shares issued in connection with the 1996-1998 Performance Plan vested because the Company exceeded the threshold performance level. The remaining 20% of these restricted shares will not vest because the target performance level was not achieved. With respect to the restricted shares issued in connection with the 1998-2000 and 1999-2001 Performance Plans, 100% of the shares granted would be earned for target performance, 50% of the shares granted would be earned for threshold performance, and 150% of the shares granted would be earned for maximum performance. Performance results between designated levels will result in interpolated payouts.

HOW IS THE COMPANY'S CHIEF EXECUTIVE OFFICER COMPENSATED?

     The compensation of the Chief Executive Officer is based on the programs and principles of corporate and individual performance previously described. William A. Foley served as the Company's Chairman of the Board, President and Chief Executive Officer for all of 1999. Compensation decisions regarding Mr. Foley are subject to his employment agreement which was entered into in 1998.

- PERFORMANCE EVALUATION -- The Compensation Committee conducts a formal evaluation of Mr. Foley's performance each year. This process involves the entire board and examines the following areas: strategic planning, financial results, succession planning, external communications, board relations and leadership/human resources.

- BASE SALARY -- Mr. Foley's base salary for fiscal year 1999 was $425,000.

- ANNUAL INCENTIVE -- Mr. Foley received an incentive payment in cash of $220,890 for attainment of financial objectives in 1999. Mr. Foley is eligible to receive an incentive payment of $21,250 of his target incentive based on the Compensation Committee's favorable review of Mr. Foley's accomplishments during 1999 and the Company's progress with respect to certain strategic initiatives, which review has not yet been completed.

- LONG-TERM INCENTIVE

     - During 1999, Mr. Foley was awarded 8,569 restricted shares, which are subject to forfeiture if cumulative earnings per share targets for 1999, 2000 and 2001 are not met.

     - During 1998, Mr. Foley was awarded 4,651 restricted shares, which were subject to forfeiture if cumulative earnings per share targets for 1998 and 1999 were not met. None of these shares vested because the cumulative earnings per share targets were not met. During 1998 Mr. Foley was also awarded 4,651 additional restricted shares, which are subject to forfeiture if cumulative earnings per share targets for 1998, 1999 and 2000 are not met.

     - During 1996, Mr. Foley was awarded 6,207 restricted shares, which were subject to forfeiture if cumulative earnings per share targets for 1996, 1997 and 1998 were not met. Based on the Company's performance for 1996, 1997 and 1998, 80% of these shares vested and Mr. Foley received 4,966 shares.

HOW IS THE COMPENSATION COMMITTEE ADDRESSING INTERNAL REVENUE CODE LIMITS ON DEDUCTIBILITY OF COMPENSATION?

     Section 162(m) limits to $1 million per year the deduction allowed for federal income tax purposes for compensation paid to a "covered employee" of a public company. The Compensation Committee regularly reviews the Company's compensation programs in connection with Section 162(m) of the Internal Revenue Code, as amended. Generally, the executive compensation programs are designed to comply with these regulations. The $1 million limitation did not impact the deductibility of any compensation paid to the Company's executive officers in 1999. The amendments to the 1992 Stock Incentive Plan which the shareholders approved in 1998 were intended to ensure that grants under that plan will be "performance-based" as defined in the regulations and that compensation from those grants will be deductible. Similarly, the Company is seeking shareholder approval of the 2000 Stock Incentive Plan, in part, to comply with the Section 162(m) regulations.

     The Compensation Committee may approve compensation that does not comply with these regulations if compliance would not be in the best interests of the Company or the shareholders or consistent with the executive compensation philosophy.

                                          The Compensation Committee

                                                 Lee C. Howley, Chairman
                                                 Drexel Bunch
                                                 J. Martin Erbaugh
                                                 Michael J. FitzGibbon

                             PERFORMANCE COMPARISON

     The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on December 31, 1994 in each of (i) the Company's common shares, (ii) the Russell 2000 index; and (iii) a fund investing proportionately, based on respective market capitalization, in the common stocks of the group of companies which the Company has identified as its peer group solely for this purpose.

                                 [LINE GRAPH]

                                                          LESCO                   RUSSELL 2000                 PEER GROUP
                                                          -----                   ------------                 ----------
1994                                                        100                         100                         100
1995                                                      118.4                      126.21                      130.73
1996                                                     131.04                      144.84                      147.42
1997                                                     166.86                      174.56                      163.02
1998                                                     103.62                      168.54                      113.69
1999                                                     137.83                      201.61                       95.58

     The Company is engaged in the manufacture and marketing of an extensive line of golf course and lawn care products. These products include fertilizers, turf protection products, grass seed, turf care equipment, replacement parts and golf course accessories. In reviewing published industry and line of business indexes, the Company has not identified an index that portrays the Company's line of business. The Company competes with national suppliers that strictly market fertilizers, turf protection products or equipment directly to the end users. The Company also competes with numerous privately held regional and local suppliers that offer a more diverse line of turf care products than do the national suppliers. The Company believes it is the only national, publicly held company that supplies a full range of products to the turf industry and sells directly to the end user.

     For purposes of preparing the graph, LESCO has selected a peer group of publicly held companies as follows:

     - Central Garden & Pet Company -- Supplier of consumer lawn and garden and pet supply products and a manufacturer of proprietary products.

     - Terra Industries Inc. -- Marketer and producer of nitrogen fertilizer, crop protection products, seed and services for agricultural, turf, ornamental and other growers.

     - The Scotts Company -- Manufacturer and marketer of consumer do-it-yourself lawn care and professional golf course turf care products

     - Toro Company -- Manufacturer of lawn maintenance equipment.

     The above list represents publicly held companies that manufacture or market turf care-related products. The Company intends to add to its peer group list as additional publicly held companies are identified.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table contains certain information with respect to the beneficial ownership of the Company's common shares as of April 1, 2000 (unless otherwise indicated) by each of the directors, each of the executive officers named in the Summary Compensation Table, the directors and executive officers as a group, and each person known to the Company to be the beneficial owner of five percent or more of the outstanding common shares based on information filed with the Securities and Exchange Commission.

                                                              SHARES BENEFICIALLY OWNED (1)
                                                              ------------------------------
                      BENEFICIAL OWNER                           NUMBER            PERCENT
                      ----------------                        ------------        ----------
Ronald Best(3)..............................................       7,000                 *
Drexel Bunch(3).............................................       2,600                 *
Robert F. Burkhardt(2)(3)(5)................................     520,255               6.1
Edward F. Crawford(3).......................................       1,000                 *
R. Breck Denny(3)(4)........................................      40,650                 *
J. Martin Erbaugh(3)(6).....................................      25,042                 *
William A. Foley(2)(3)(4)(7)................................     347,318               4.1
Michael E. Gibbons(3).......................................       1,000                 *
Ware H. Grove(2)(3)(8)......................................      47,730                 *
Lee C. Howley(3)(9).........................................      15,500                 *
Christopher H.B. Mills(10)..................................   1,349,250              15.9
Charles J. McGonigle(2)(3)(4)...............................      29,986                 *
Wayne W. Murawski(2)(3)(4)..................................      32,561                 *
William B. Nicol............................................       1,000                 *
Kenneth S. Sekley(2)(11)....................................       1,428                 *
Robert B. Stein, Jr.(3).....................................       1,500                 *
David L. Swift(3)...........................................       2,500                 *
All directors, nominees and executive officers as a group
  (21 persons)..............................................   2,502,789              29.4
Naomi C. FitzGibbon(12).....................................     648,160               7.6
Dimensional Fund Advisors Inc.(13)..........................     482,075               5.7
Hollybank Investments, LP(14)...............................     564,600               6.6
Wellington Management Company, LLP(15)......................     662,100               7.8

---------------

  * Less than one percent

 (1) The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to the information contained in the footnotes below.

 (2) Includes shares held by the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust which are beneficially owned by the named persons as follows: Mr. Burkhardt, 154,875 shares; Mr. Foley, 3,022 shares; Mr. Grove, 1,681 shares; Mr. McGonigle, 1,507 shares; Mr. Murawski, 332 shares; and Mr. Sekley, 625 shares. Persons who beneficially own shares held by the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust have sole voting power with respect to such shares.

 (3) The following persons hold exercisable options to purchase the shares as follows: Mr. Best, 2,000 shares; Mr. Bunch, 2,000 shares; Mr. Burkhardt, 50,000 shares; Mr. Crawford, 1,000 shares; Mr. Denny, 21,000 shares; Mr. Erbaugh, 2,000 shares; Mr. Foley, 279,621 shares; Mr. Gibbons, 1,000 shares; Mr. Grove,

     39,000 shares; Mr. Howley, 2,000 shares; Mr. McGonigle, 14,500 shares; Mr. Murawski, 29,000 shares; Mr. Stein, 1,000 shares; and Mr. Swift, 1,000 shares.

 (4) The following persons hold restricted shares, which are subject to forfeiture but have full power to vote, as follows: Mr. Denny, 4,650 shares; Mr. Foley, 13,258 shares; Mr. McGonigle, 3,755 shares; and Mr. Murawski, 2,948 shares.

 (5) Includes 68,885 shares owned by Mr. Burkhardt's wife; 13,200 shares owned by the Robert and Virginia Burkhardt Charitable Foundation, of which Mr. Burkhardt is President-Treasurer and a Trustee; 112,000 shares owned by the Burkhardt Family Limited Partnership, of which Mr. Burkhardt is a general and limited partner (Mr. Burkhardt disclaims beneficial ownership with respect to 107,520 of these shares); and 6,790 shares owned by Mr. Burkhardt's wife as custodian for minor grandchildren.

 (6) Includes 13,000 shares held jointly by Mr. Erbaugh and his wife, 2,650 shares owned by Mr. Erbaugh's wife and 2,342 shares owned by Mr. Erbaugh's daughter.

 (7) Includes 3,790 shares owned by Mr. Foley's children.

 (8) Mr. Grove resigned from the Company effective July 15, 1999. The beneficial ownership of the Company's common shares for Mr. Grove is as reported by him to the Company on March 8, 2000.

 (9) Includes 13,500 shares owned by the Howley Family Partnership.

(10) Mr. Mills shares voting and dispositive power with J O Hambro Capital Management Limited and J O Hambro Capital Management (Holdings ) Limited as to all of the shares. Of the 1,349,250 shares, voting and dispositive power as to 725,000 shares are shared with Growth Financial Services Limited and North Atlantic Smaller Companies Investment Trust plc; voting and dispositive power as to 125,000 shares are shared with American Opportunity Trust plc; voting and dispositive power as to 100,000 shares are shared with Oryx International Growth Fund Limited and Consulta (Channel Islands) Limited; voting and dispositive power as to 50,000 shares with Trident North Atlantic Fund; and voting and dispositive power as to 4,650 shares with Premier North Atlantic. The address for Mr. Mills and these entities is 10 Park Place, London SW1A 1LP England. Mr. Mills holds a 11.35% interest in North Atlantic Smaller Companies Investment Trust plc and a 100% interest in Growth Financial Services Limited.

(11) Mr. Sekley resigned from the Company effective December 3, 1999. The beneficial ownership of the Company's common shares for Mr. Sekley is as reported by him to the Company on March 2, 2000.

(12) Includes 58,195 shares owned by Lakeshore Partners, of which J & N Corporation is the General Partner, of which Mrs. FitzGibbon is the sole shareholder (Mrs. FitzGibbon disclaims beneficial ownership with respect to 55,867 shares); 104,761 shares owned by the Naomi C. FitzGibbon Charitable Remainder Unitrust I, of which Mrs. FitzGibbon is sole trustee; 14,500 shares owned by the Naomi C. FitzGibbon Charitable Remainder Unitrust II, of which Mrs. FitzGibbon is the sole trustee; 9,680 shares held by the FitzGibbon Family Foundation (of which Mrs. FitzGibbon disclaims beneficial ownership), of which Mrs. FitzGibbon is sole trustee; 12,050 shares owned by the James I. FitzGibbon Trust; and 5,569 shares owned by the Grandchildren's Education Trust. Mrs. FitzGibbon's address is 1285 Gulfshore Blvd., 6-D, Naples, Florida 34102.

(13) Based on information set forth on a Schedule 13G filed February 3, 2000, in its role as investment manager and investment advisor to certain investment portfolios, Dimensional Fund Advisors Inc. possesses both voting and investment power over the shares. All shares, however, are owned by these portfolios; and Dimensional Fund Advisors Inc. disclaims beneficial ownership of these shares. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(14) Based on information set forth on a Schedule 13G filed January 13, 2000. Excludes 23,100 shares held by Thistle Investments, LLC. Each of Dorsey R. Gardner and Timothy G. Caffrey is a general partner of Hollybank Investments, LP and a managing member of Thistle Investments, LLC. Except to the extent of their respective interests as a limited partner in Hollybank Investments, LP and a member of Thistle Investments, LLC, Messrs. Gardner and Caffrey disclaim beneficial ownership of the shares held by Hollybank Investments, LP and Thistle Investments, LLC. The address for Hollybank Investments, LP is P.O. Box 190240, Miami Beach, Florida 33119.

(15) Based on information set forth on a Schedule 13G filed February 11, 2000, Wellington Management Company, LLP does not have sole voting power over any of these shares. It has shared voting power with respect to 428,000 shares and shared dispositive power with respect to 662,100 shares. Wellington Management Company serves as an investment advisor and all of these shares are owned by its clients. The address for Wellington Management Company is 75 State Street, Boston, Massachusetts 02109.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on the Company's review of Forms 3, 4 and 5 filed by or on behalf of the Company's directors, executive officers and principal shareholders and certain written representations from those persons, which have been submitted to the Company for the 1999 fiscal year, according to Section 16(a) of the Securities Exchange Act of 1934, as amended, it appears that four Form 4s for June, July, October and December and the Form 5 to report a late Form 4 for December 1999 for Michael J. FitzGibbon were filed late. For the June, July and December Form 4s and the Form 5, the person managing the LESCO, Inc. common shares owned by Lakeshore Partners (for which Mr. FitzGibbon disclaimed beneficial ownership) did not give Mr. FitzGibbon timely notice of the transactions. For the October Form 4, Mr. FitzGibbon inadvertently combined his October transactions with his November transaction.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     William A. Foley, Chairman of the Board, President and Chief Executive Officer of the Company, serves as a director and is a member of the compensation committee of Dairy Mart Convenience Stores, Inc. Robert B. Stein, Jr., Chairman of the Board, President and Chief Executive Officer of Dairy Mart Convenience Stores, Inc., serves as a director of the Company.

                              INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP served as the independent auditors for the Company for the fiscal year ended December 31, 1999, and the Company has selected Ernst & Young LLP to serve for the year ending December 31, 2000. A representative of Ernst & Young LLP is expected to be present at the annual meeting of shareholders. This representative will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The management of the Company knows of no business that will be presented for consideration at the meeting other than the items referred to in this proxy statement. If any other matter properly comes before the meeting or any adjournment of the meeting, the persons named in the accompanying proxy card will vote in their discretion.

                                  LESCO, INC.

                                  /s/ Patricia W. Pribisko

                                  Patricia W. Pribisko
                                  Vice President, General Counsel
                                  And Corporate Secretary
                                  Dated: April 20, 2000

                                                                       EXHIBIT A

                   THE LESCO, INC. 2000 STOCK INCENTIVE PLAN

SECTION 1.  PURPOSE.

     The purpose of the LESCO, Inc. 2000 Stock Incentive Plan ("Plan") is to aid LESCO, Inc. (collectively with its subsidiaries, unless the context otherwise requires, the "Company") in attracting and retaining selected individuals by providing them with a long-term incentive to exert their efforts toward the achievement of increased growth and profitability in the operations of the Company, and further, to align their interests with those of the shareholders.

SECTION 2.  DEFINITIONS.

     As used in the Plan, the following terms have the meanings set forth below:

          "Award" means any Option, Stock Appreciation Right, Performance Share Award, Restricted Stock Award, or Stock Award granted pursuant to the provisions of the Plan.

          "Award Agreement" means a written agreement evidencing any Award granted pursuant to the Plan.

          "Board" means the Board of Directors of the Company.

          "Change in Control" has the meaning provided in Section 11.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Committee" means a committee composed of persons who qualify as both "Non-Employee Directors" (within the meaning of Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor rule or statute) and "Outside Directors" (within the meaning of Section 162(m) of the Code, or any successor rule or statute).

          "Company" has the meaning provided in Section 1.

          "Director" means a member of the Board.

          "Employee" means any employee of the Company or of any Subsidiary.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Fair Market Value" means (i) the mean between the highest and lowest selling prices reported by the consolidated stock exchange network for the Shares on the Grant Date, (ii) if there are no sales of Shares reported by the consolidated stock exchange network on the Grant Date, the mean between the highest and lowest reported selling prices on the consolidated stock exchange network on the nearest trading date before such date and on which there were such sales. If the Shares are not traded on a national securities exchange and high and low selling prices are reported on NASDAQ, then the term "Fair Market Value" means (i) the mean between highest and lowest selling prices reported on NASDAQ on the Grant Date; or (ii) if there are no sales of Shares reported by NASDAQ for such date, the mean between the highest and lowest reported selling prices on NASDAQ on the nearest trading date before such date on which there were such sales. If the Shares are not traded on a national securities exchange or otherwise in a manner resulting in reporting of high and low selling prices on NASDAQ, the term "Fair Market Value" means the mean between the bid and asked prices of the Shares as reported by such sources as will be, in the judgment of the Committee, appropriate evidence of such prices, as of the close of business on the Grant Date or if there are no sales on such date on the nearest trading date before such date on which there were such sales. If there is no trading in the Shares at any time then the term "Fair Market Value" means the value per Share as determined by the Committee upon consideration of such financial, market, or other relevant data as the Committee may deem necessary and appropriate.

          "Grant Date" means the date on which the Board approves the grant of an Option, Stock Appreciation Right, Performance Share Award, Restricted Stock Award or Stock Award.

          "Incentive Stock Option" means an Option that meets the requirements of Section 422 of the Code or any successor provision thereto and any related treasury regulation.

          "Non-Statutory Stock Option" means an Option that is not an Incentive Stock Option.

          "Option" means an option to purchase Shares granted hereunder.

          "Option Price" means the purchase price of each Share under an Option.

          "Participant" means an Employee or a Director who is selected by the Committee to receive an Award under the Plan.

          "Plan" means The LESCO 2000 Stock Incentive Plan.

          "Restricted Stock Award" means an award of Shares under Section 8 hereof which is subject to restrictions on transfer.

          "Restriction Period" means the period of time specified in an Award Agreement during which any of the following conditions remain in effect:
     (i) certain restrictions on the sale or other disposition of Shares awarded under the Plan, (ii) subject to the terms of the applicable Award Agreement, the continued employment of the Participant, and (iii) such other conditions as may be set forth in the applicable Award Agreement.

          "Stock" or "Shares" means the Company's common shares, without par value.

          "SAR" or "Stock Appreciation Right" means the right to receive a payment in cash or in Shares, or in any combination thereof, from the Company equal to the excess of the Fair Market Value of a stated number of Shares at the exercise date over a fixed price for those Shares.

          "Stock Award" means the grant of unrestricted Shares under the Plan.

          "Subsidiary" means a corporation, which is at least 80% owned, directly or indirectly, by the Company.

          "Ten Percent Shareholder" means an Employee who owns Shares possessing more than 10 percent of the total combined voting power of all classes of equity of the Company or of any of its Subsidiaries (a "Ten Percent Shareholder"). For purposes of determining whether an Employee is a Ten Percent Shareholder, the attribution rules under Code Section 425(d) will apply.

          "Voting Stock" means the then-outstanding securities of the Company entitled to vote generally in the election of directors of the Company.

SECTION 3.  ADMINISTRATION.

     The Plan will be administered by the Committee appointed by the Board. Up to two other appointed Directors may serve as alternative members of the Committee. Members and alternate members serve at the pleasure of the Board. A vacancy on the Committee may be filled temporarily by one of the alternative members until the vacancy is filled by the appointment of a successor member by the Board.

     Members of the Committee may participate in the Plan; however, an Award granted to a member of the Committee must be approved by the full Board.

     Subject to the express provisions of this Plan, the Committee will administer this Plan according to its purpose. The Committee has conclusive authority to designate Employees and Directors to be Participants for Awards, and determine the type and number of Awards, and be responsible for the interpretation and construction of all provisions of this Plan consistent with law and may establish, amend and rescind general and special rules and regulations consistent therewith for administration of the Plan; it has the authority to construe and interpret, as well as prescribe the terms and provisions of all Award Agreements entered into hereunder and make all other determinations deemed necessary or advisable for the administration of this Plan, and has such other authority as the Board may from time to time deem necessary or desirable.

SECTION 4.  SHARES SUBJECT TO THE PLAN.

     (a) Subject to adjustment as provided in the Plan, the total number of Shares available under the Plan is 1,000,000 Shares. Settlement of an Award, whether by the issuance of Shares or the payment of cash, will not be deemed to be the grant of an Award hereunder. In addition, any Shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company will not reduce the Shares available for grants under the Plan. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. If any Shares subject to any Award granted hereunder are forfeited, cancelled, or if an Award terminates, expires or is satisfied in whole or in part without the issuance of Shares, the Shares subject to that Award, to the extent of any such forfeiture, cancellation, termination, expiration or satisfaction, will again be available for grant under the Plan.

     (b) The number of Shares which remain available for grant pursuant to this Plan, together with Shares subject to outstanding Awards, at the time of any change in the capitalization of the Company, including stock splits, stock dividends, mergers, reorganizations, consolidations, recapitalizations, or other changes in corporate structure, and occurring after the adoption of this Plan, will be appropriately and proportionately adjusted to reflect such change in capitalization.

     (c) The total number of Shares subject to any Awards granted to a Participant during any five-year period cannot exceed 500,000.

     (d) The Committee will maintain records showing the cumulative total of all Shares awarded under this Plan.

SECTION 5.  ELIGIBILITY.

     Any Employee or officer (who also may be a Director) of the Company will be eligible to be selected as a Participant who, in the judgment of the Committee, occupies a position in which his or her efforts contribute to the profits or growth of the Company or any of its Subsidiary corporations. In addition, and without limiting the foregoing, a Nonqualified Stock Option, Stock Award, Restricted Stock Award, SARs or Performance Share Award may be granted to a Director who is not an Employee or officer of the Company.

SECTION 6.  GRANTS OF STOCK OPTIONS.

     Non-Statutory Stock Options and Incentive Stock Options may be granted hereunder, to Participants either separately or in conjunction with other Awards granted under the Plan. Any Option granted to a Participant under the Plan will be evidenced by an Award Agreement in such form as the Committee may from time to time approve, which will be duly executed by and on behalf of the Company and delivered to the Participant. Options will be subject to the following terms and conditions and to any additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee deems appropriate.

     (a) Option Price. The purchase price per Share under an Option will be the Fair Market Value on the Grant Date of the Option. Payment of the Option Price may be made in cash, Shares, or a combination of cash and Shares, as provided in the Award Agreement relating thereto. Notwithstanding the foregoing, if at the time an Incentive Stock Option is granted to a Ten Percent Shareholder, then the Option Price per Share for such Ten Percent Shareholder will be no less than and, in the discretion of the Committee, will be equal to or greater than 110 percent of the Fair Market Value.

     (b) Option Period. The term of each Option will be fixed by the Committee in its sole discretion; provided that no Incentive Stock Option will be exercisable after the expiration of ten years from the Grant Date (five years, in the case of a Participant who is a Ten Percent Shareholder). In addition, an Incentive or Nonqualified Stock Option granted under this Plan will be considered terminated, in whole or in part, to the extent that, in accordance with Section 6, it can no longer be exercised for Shares originally subject to such Option.

     (c) Exercise of Options and Surrender of SARs.

     (1) By a Participant During Continuous Service or Employment. Options will be exercised or SARs surrendered (which are governed by Section 7 of the Plan) only if at all times during the period beginning on the

Award Date on which such Option or SAR was granted and ending on the day three months before the date of exercise (or surrender) (but in no event later than the end of the fixed term of such Option or SAR), the Participant was a Director of the Company or an Employee of (a) the Company; (b) a Subsidiary; or (c) a corporation (or its parent or subsidiary) issuing or assuming a Stock Option in a transaction (i) to which Code Section 424(a) applies, and (ii) to which the Company (or its Subsidiary) is also a party. In the case of a Participant who is disabled (within the meaning of Section 150(d)(4) of the Code) the three-month period set forth in the preceding sentence will be extended to one year. Such Options may be exercised, or in the case of SARs surrendered, only as to the number of Shares for which it could have been exercised, or as to the amount of SARs which may be surrendered, on the date the Employee or former Employee ceased employment or the Director ceased serving on the Board (other than by reason of death) or for such greater number of Shares subject to such Option, or as to the greater amount of SARs which may be surrendered, as to which the Committee may authorize an acceleration of vesting for such Option or SARs.

     (2) In Case of Death. If a Participant who was awarded an Option or SAR dies, and at the time of Participant's death he or she was entitled to exercise any such Option or surrender any SAR granted under this Plan, such Option may be exercised or SAR surrendered within twelve months after the death of the Participant (but not later than the end of the fixed term of such Option or SAR) by his or her estate, or by a person who acquired the right to exercise such Option or surrender such SAR by bequest or inheritance. Such Option may be exercised only as to the number of Shares for which it could have been exercised or for the amount of the Company's obligation for which an SAR could be surrendered at the date of death of the Participant or for such greater number of Shares subject to such Option or for the amount of the Company's obligation for which an SAR could be surrendered as to which the Committee may authorize an acceleration of time under such Option or SAR.

     (3) Purchase of Options Following Death. Following the death of a Participant who at the time of his or her death was entitled to exercise any Option granted under this Plan, the Company may, at its election, upon the request of the holder of such Option (the estate or legal representative or heir of the deceased Participant, as the case may be), at any time prior to its exercise or termination, purchase such Option at an aggregate price equal to the excess of the Fair Market Value on the date of such request, over the Option Price, multiplied by the number of Shares as to which such Option was then subject to exercise.

     (d) Incentive Stock Options. The aggregate Fair Market Value of the Shares (determined as of the time the Award is granted) with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company, or Subsidiary) will not exceed $100,000 or, if different, the maximum limitation in effect at the Grant Date under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. The terms of any Incentive Stock Option granted hereunder will comply in all respects with the provisions of Section 422 of the Code, or any applicable successor provision, and any regulations promulgated thereunder.

     (e) Method of Exercise of Options. Each Option awarded under this Plan will be deemed exercised when the holder thereof will indicate the decision to do so in a writing delivered to the Company, and will at the same time tender to the Company payment for the Shares as to which such Option is exercised, and will comply with such other reasonable requirements as the Committee may establish pursuant to Section 3 of this Plan, but this provision does not preclude exercise of any such Option by any other proper legal method specifically approved by the Committee.

     Payment of the Option Price for Shares as to which any Option is exercised must be made (i) in cash, (ii) by delivery of Shares, (iii) by delivery of a promissory note payable to the Company, or (iv) any combination of the above, such that the sum of the amount of cash, the Fair Market Value of Shares, or the principal amount of the promissory note (or the combination thereof) equals the Option Price. A promissory note of the Participant must be in such form and include such terms and conditions as is specifically approved by the Committee. The Participant must pledge his or her beneficial interest in the Shares being purchased as additional security for payment of the promissory note. Election to pay the Option Price in any form other than all cash is subject to approval by the Committee.

     No person, estate or other entity will have any of the rights of a Shareholder with reference to Shares subject to an Option until a certificate or certificates for those Shares have been delivered.

     An Option granted under this Plan may be exercised as to any lesser number of Shares than the full amount for which it could be exercised. A partial exercise of an Option will not affect the right to exercise such Option from time to time in accordance with this Plan as to the remaining Shares subject to such Option.

     To the extent that an Option does not qualify as an Incentive Stock Option, it will be treated as a Nonqualified Stock Option and will be governed by the pertinent terms and conditions of this Plan.

     (f) Reload. If specified in the applicable Award Agreement, a Participant who exercises an Option and pays some or all of the Option Price with Shares (as permitted under (e) above) or surrenders Shares to satisfy tax withholding obligations will be granted a reload Option to purchase the number of Shares equal to the number of Shares used as payment of the Option Price or the tax withholding obligation, such reload Option to be granted at the time and subject to the limitation described below. A reload Option will only be granted if the Fair Market Value of the Shares on the date of exercise is equal to or greater than 120% of the Option Price of the Option exercised. The Grant Date for the reload Option will be the date on which the original Option is exercised. Options granted to Participants pursuant to this Section (f) will have the terms and conditions described in this Section. Options granted pursuant to this Section (f) will be of the same character (i.e., Non-Statutory Stock Options or Incentive Stock Options) as the Option that is exercised to give rise to the grant of the reload Option, but if an Incentive Stock Option otherwise required to be granted hereunder cannot be granted under this Section (f) in compliance with Section 422 of the Code, then a Non-Statutory Stock Option will be granted in lieu thereof. Options will be granted pursuant to this Section (f) only to the extent that the number of Shares covered by such Option grants does not, when added to the number of Shares covered by Awards previously granted during such calendar year, exceed the limitation set forth in Section 4(c).

SECTION 7.  STOCK APPRECIATION RIGHTS.

     SARs may be granted hereunder to Participants either separately, or in tandem ("Tandem SARs") with other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6. The provisions of SARs need not be the same with respect to each Participant. Any SARs related to a Non-Statutory Stock Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. Any SAR related to an Incentive Stock Option must be granted at the same time such Option is granted. Any SAR related to an Option will be exercisable only to the extent the related Option is exercisable. In the case of any SAR related to any Option, the SAR or applicable portion thereof will terminate and no longer be exercisable upon the termination or exercise of the related Option. Similarly, upon exercise of an SAR as to some or all of the Shares covered by a related Option, the related Option will be canceled automatically to the extent of the SAR exercised, and such Shares will not thereafter be eligible for grant under Section 6. The Committee may impose such conditions or restrictions on the exercise of any SAR as it deems appropriate.

     Tandem SARs will be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable, and SARs granted separately will be exercisable as the Committee may determine.

     The Committee may also grant "Limited" SARs that become exercisable only in the event of a Change in Control (as herein defined), subject to such terms and conditions as the Committee may specify at grant. Such Limited SARs must be settled solely in cash. The Committee may also provide that, in the event of a Change in Control, the amount to be paid upon the exercise of an SAR or Limited SAR will be based on the price applicable to the Change in Control (as herein defined), subject to such terms and conditions as the Committee may specify at grant.

SECTION 8.  RESTRICTED STOCK AWARDS.

     (a) Issuance. Restricted Stock Awards may be issued hereunder to Participants, either separately or in conjunction with other Awards granted under the Plan. Each Award under this Section will be evidenced by an

Award Agreement between the Participant and the Company which will specify the vesting schedule, any rights of acceleration and such other terms and conditions as the Committee determines, which need not be the same with respect to each Participant.

     (b) Registration. Shares issued under this Section will be evidenced by issuance of a stock certificate or certificates registered in the name of the Participant bearing the following legend and any other legend required by, or deemed appropriate under, any federal or state securities laws:

     The sale or other transfer of the Common Shares represented by this certificate is subject to certain restrictions set forth in the Award Agreement between ____________ (the registered owner) and LESCO, Inc. dated ____________ under the LESCO, Inc. 2000 Stock Incentive Plan. A copy of the Plan and Award Agreement may be obtained from the Secretary of LESCO, Inc.

     Unless otherwise provided in the Award Agreement between the Participant and the Company, such certificates will be retained by the Company until the expiration of the Restriction Period. Upon the expiration of the Restriction Period, the Company will (i) cause the removal of the legend from the certificates for such Shares as to which a Participant is entitled in accordance with the Award Agreement and (ii) release such Shares to the custody of the Participant.

     (c) Forfeiture. Except as otherwise determined by the Committee at the Grant Date, upon termination of employment of the Participant for any reason during the Restriction Period, all Shares subject to restriction will be forfeited by the Participant and retained by the Company; provided that in the event of a Participant's retirement, permanent disability, death, or in cases of special circumstances, the Committee may, in its sole discretion, waive in whole or in part any or all remaining restrictions with respect to such Participant's Shares. In such case, unrestricted Shares will be issued to the Participant at such time as the Committee determines.

     (d) Rights as Shareholders. At all times during the Restriction Period, Participants will be entitled to full voting rights with respect to all Shares Awarded under this Section and will be entitled to dividends with respect to such Shares payable, at the sole discretion of the Committee, in cash or additional Shares subject to the same Restriction Period.

SECTION 9.  STOCK AWARDS.

     Awards of Shares may be granted hereunder to Participants, either separately or in conjunction with other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee will have sole and complete authority to determine (i) the Participants to whom such Awards will be granted,
(ii) the time or times at which such Awards will be granted, (iii) the number of Shares to be granted pursuant to such Awards, and (iv) all other conditions of the Awards. The provisions of Stock Awards need not be the same with respect to each Participant.

SECTION 10.  PERFORMANCE SHARE AWARDS.

     (a) At the discretion of the Committee, Performance Share Awards may be granted under this Plan to a Participant, which Performance Share Award will be credited to a Performance Share Account to be maintained for such Participant. The value of each Performance Share Award at the time of its grant will be zero. The amount of said value with respect to each Performance Share Award will, at the end of each fiscal year of the Company, be increased or decreased (but in no event below zero) by an amount equal to the increase or decrease in the Fair Market Value of one Share of the Company. The amount of the Performance Share Account for a Participant will be further increased or decreased (as appropriate) in the manner provided above for the period from the fiscal year end immediately preceding the close of business on the last day of the period which determines the Participant's right to receive such payment or if that day is not a business day then until the close of business on the last business day immediately preceding that date. So long as this Plan remains in effect, the Company will credit to each Participant's account in the Performance Share Account throughout the term of his or her employment with the Company, amounts equal to dividends payable in cash or property paid from time to time on issued and outstanding Shares equal to the number of Performance Share Awards in his or her account, so that the amount of each such credit will be equivalent to dividends which the Participant would have received had he been the owner of the number of Shares equal to the number of Performance Share Awards in his or her account. No such credit will be made with respect to any dividend paid after an Employee's termination of employment or a Director's termination of service to the Board or after any date of termination of this Plan, even though the record date is prior thereto.

     (b) If any Performance Share Award under the Plan will be forfeited or cancelled, such Performance Share Award may again be awarded under the Plan. The award of a Performance Share Award under the Plan will not entitle the recipient to any voting rights or any other rights of a shareholder with respect to such Performance Share Award.

     (c) A Participant will have no right to receive payment for any part of his or her Performance Share Award and all of his or her Performance Share Award will be forfeited unless he remains in the employment of the Company or in service to the Board at all times from the date of grant of the subject Performance Share Award through (a) the last day of the period specified by the Committee at the time of grant of the Performance Share Award, (b) his or her normal retirement date, (c) death or (d) the date he becomes disabled, whichever may come earlier. The Committee may include any and all such additional terms regarding the forfeiture of Performance Share Awards at the time of grant of such Shares. The exact installment terms or other terms regarding the forfeiture of Performance Share Awards granted by the Committee will be set forth in a written Performance Share Agreement, in such form consistent with the terms of the Plan as the Committee will determine, which will have been duly executed by or on behalf of the Company and delivered to the Participant. The Committee may, if in its opinion circumstances warrant such action, approve payment of any or all of the Performance Share Awards which would otherwise be forfeited as a result of a Participant failing to remain in the employment of the Company or in service to the Board for the specified period.

     (d) If an Employee's employment or Director's service terminates as a result of death, payment of the amount in the Participant's Performance Share Account will be made as promptly as practicable at a valuation for such account determined as of the close of business on the date of death, or if that is not a business day, as of the close of business on the last business day preceding that date.

     (e) Payment of the amount in a Participant's Performance Share Account will be made as soon as practicable after the end of the period which determines the Participant's rights to receive such payment provided, however, that prior to the grant of any Award a Participant may elect that payment with respect to his or her Performance Share Account should be deferred until termination of employment or service as a Director and that such payment should be made in a specified number of installments. Payments will be made to the holder of Performance Share Awards in cash, in Shares, or a combination thereof as the Committee will provide in its sole discretion. No fractional Shares will be issued in payment for Performance Share Awards, and the amount of any such fractional Shares will be paid in cash.

     (f) A Participant will be "disabled" within the meaning of Section 105(d)(4) of the Code. All determinations as to the date and extent of disability of any Participant within the meaning of that Code Section will be made by the Committee, upon the basis of such evidence as the Committee deems necessary and advisable.

     (g) In addition to cancellation by forfeiture as a result of failure to complete the requisite period of employment, the Committee may cancel Performance Share Awards with the written consent of a Participant holding such Performance Share Award granted to him under the Plan. If Performance Share Awards are so cancelled, such Performance Share Awards will be available for further grant in accordance with the Plan.

     (h) Only the number of Shares delivered upon the payment for Performance Share Awards will be charged against the maximum number of Shares which may be delivered under this Plan, as set forth in Section 4 of the Plan.

SECTION 11.  CHANGE IN CONTROL.

     Notwithstanding the provisions of Section 6, Options will become exercisable with respect to 100% of the Shares upon the occurrence of any Change in Control (as hereinafter defined) of the Company.

     Notwithstanding the provisions of Section 8 and the applicable Award Agreement, any Restricted Shares will be 100% vested and without any restrictions upon the occurrence of any Change in Control of the Company.

     For all purposes of the Plan, a "Change in Control" will have occurred if any of the following events occurs:

          (a) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

          (b) The Company sells all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

          (c) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14 (d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13(d)(3) or any successor rule or regulation promulgated under the Exchange
     Act) of securities representing 20% or more of the Voting Stock.

          (d) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a Change in Control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

          (e) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this Section, each Director who is first elected, or first nominated for election by the Company's Stockholders, by a vote of at least two-thirds of the Directors of the Company or a committee thereof then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period.

     Notwithstanding the foregoing provisions of Section (c) or (d) hereof, unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" will not be deemed to have occurred for purposes of the Plan solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities, or (iii) any employee stock ownership plan or any other employee benefit plan sponsored by the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or
Schedule 14A (or any successor schedule, form or report of item therein) under the Exchange Act, disclosing beneficial ownership by it of Shares, whether in excess of 20% or otherwise, or because the Company reports that a Change in Control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

SECTION 12.  ADJUSTMENT UPON CHANGE OF SHARES.

     In the event of a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of stock, stock split, stock dividend, rights offering or other event affecting Shares of the Company (other than a sale of additional Shares by the Company), the number and class of Shares, subject to outstanding Awards to be granted to Participants pursuant to this Plan and any Shares subject to Awards to be granted to Participants, or for which SARs may be surrendered or payment made for Performance Share Awards previously granted, and the price per share payable upon exercise of such Options or surrender of such SARs or payment for such Performance Share Awards will be equitably adjusted by the Committee, in accordance with any appropriate rules and regulations of the Commissioner of Internal Revenue or other regulatory body, to the extent applicable, as the Committee will deem appropriate to reflect such change, provided, however, that the number of Shares will always be a whole number, and the purchase price per Share of any outstanding Options will, in the case of an increase in the number of Shares, be proportionately increased.

SECTION 13.  AMENDMENTS AND TERMINATION OF PLAN.

     The Board may, at any time, amend, alter or terminate the Plan, but no amendment, alteration, or termination will be made that would impair the rights of a Participant under an Award theretofore granted, without the Participant's consent, or that without the approval of the shareholders would:

          (a) except as is provided in Section 4(b) and 13(c) of the Plan, increase the total number of Shares which may be issued under the Plan;

          (b) change the class of Employees eligible to participate in the Plan; or

          (c) materially increase the benefits accruing to Participants under the Plan; so long as such approval is required by law or regulation.

     The Committee may amend the terms of any Award heretofore granted, prospectively or retroactively, but no such amendment will impair the rights of any Participant without his or her consent.

SECTION 14.  GENERAL PROVISIONS.

     (a) No Option, Stock Appreciation Right, Performance Share Award, or Restricted Stock Award will be assignable or transferable by a Participant otherwise than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights may be exercised during the Participant's lifetime only by the Participant or, if permissible, under applicable law, by the guardian or legal representative of the Participant.

     (b) No Participant will have any claim to be granted any Award under the Plan and there is no obligation of uniformity of treatment of Participants under the Plan.

     (c) The prospective recipient of any Award under the Plan will not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient will have executed an Award Agreement, and otherwise complied with the then applicable terms and conditions.

     (d) All certificates for Shares delivered under the Plan pursuant to any Award will be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     (e) No Option will be exercisable, nor SAR surrendered, nor payment for Performance Share Award made and no Shares will be delivered under this Plan except in compliance with all applicable Federal and state laws and regulations including, without limitation, compliance with applicable securities laws and withholding tax requirements, if any, and with the rules of all domestic stock exchanges on which the Company's Stock may be listed. Any stock certificates issued to evidence Shares as to which an Option is exercised, or Stock Award is made, or SAR surrendered or payment made for a Performance Share Award may bear such legends and statements as the Committee will deem advisable to assure compliance with Federal and state laws and regulations. No Option will be exercisable or SAR surrendered, or payment made for a Performance Share Award and no Shares will be delivered under this Plan, until the Company has obtained such consent or approval from regulatory bodies, Federal or state, having jurisdiction over such matters as the Committee may deem advisable.

     (f) In the case of the exercise of an Option, a Stock Award, surrender of an SAR or payment for a Performance Share Award by a person or estate acquiring the right to exercise such Option or surrender such SAR or receive payment for such Performance Share Award by bequest or inheritance, the Committee may require reasonable evidence as to the ownership of such Option, SAR, Stock Award, or Performance Share Award and may require such consents and releases of taxing authorities as the Committee may deem advisable.

     (g) Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, Participants will not be required, under the Plan, to make any payment other than the rendering of services.

     (h) The Company will be authorized to withhold from any payment under the Plan, whether such payment is in Shares or cash, all withholding taxes due in respect of such payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

     (i) Nothing contained in this Plan will prevent the Board from adopting other or additional compensation arrangements, subject to shareholders approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

     (j) Nothing in the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time, nor will the Plan confer upon any Participant any right to continued employment with the Company or any Subsidiary.

     (k) The Plan will be applied and construed in accordance with and governed by the laws of the State of Ohio.

SECTION 15.  EFFECTIVE DATE AND TERM OF PLAN.

     This Plan will become effective only if approved by the holders of a majority of the Company's common shares outstanding and entitled to vote at the annual meeting of shareholders to be held May 24, 2000, or any adjournment thereof.

           [MAP WITH DIRECTIONS TO SHAREHOLDER MEETING AT THE FORUM]

                             (Recycled Paper Logo)

                                  DETACH CARD
--------------------------------------------------------------------------------

LESCO, INC.                            PROXY SOLICITED ON BEHALF OF THE BOARD OF
                                       DIRECTORS FOR ANNUAL MEETING MAY 24, 2000

    The undersigned appoints William A. Foley, R. Breck Denny and Patricia W. Pribisko as Proxies, each with full power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated below, all the common shares of LESCO, Inc. held of record by the undersigned on April 14, 2000, at the Annual Meeting of shareholders to be held on May 24, 2000, or any adjournment thereof.

1. ELECTION OF DIRECTORS.

      FOR all nominees listed below                     WITHHOLD AUTHORITY
[ ]   (except as marked to the contrary below)    [ ]   to vote for all nominees listed below

 Ronald Best, Drexel Bunch, Robert F. Burkhardt, J. Martin Erbaugh, William A.
  Foley, Michael E. Gibbons, Lee C. Howley, Christopher H. B. Mills, Robert B.
                         Stein, Jr. and David L. Swift

 (Instructions: To withhold authority for any individual nominee(s), write the name of such nominee(s) in the space provided below.)

--------------------------------------------------------------------------------

2. Proposal to approve 2000 Stock Incentive Plan.

           [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote on all other business that properly comes before the meeting.

                  (Continued and to be signed on reverse side)

                                  DETACH CARD
--------------------------------------------------------------------------------

                          (Continued from other side)

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees listed in item 1 above, FOR the proposal in item 2 above and in the discretion of the Proxies on all other business that properly comes before the meeting, as stated in item 3 above. If voting for directors is cumulative, the Proxies may cumulate or distribute votes in such fashion as they believe will maximize the number of persons elected from among nominees for whom authority is granted.

Please sign exactly as name appears below. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or
                                                  guardian, please give full
                                                  title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by
                                                  President or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by authorized person.

                                                    Dated ______________, 2000


                                                  ------------------------------
                                                            Signature

                                                  ------------------------------
                                                    Signature if held jointly

                                                  PLEASE MARK, SIGN, DATE AND
                                                  RETURN THE PROXY CARD PROMPTLY
                                                  USING THE ENCLOSED ENVELOPE.